Exhibit 5.2

McCarthy Tétrault LLP
Suite 4000, 421 7th Avenue SW
Calgary AB T2P 4K9
Canada
Tel:	403-260-3500
Fax:	403-260-3501

April 12, 2018

Enbridge Inc.
200 Fifth Avenue Place
425 1st Street S.W.
Calgary, Alberta
T2P 3L8

Dear Sirs/Mesdames:

Re:                             Enbridge Inc. (the “Corporation”)
Issue of 6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078

We have acted as Canadian counsel to the Corporation, a corporation governed by the Canada Business Corporations Act, in connection with the issue and sale by the Corporation of US$600,000,000 aggregate principal amount of 6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078 (the “Debt Securities”), which are being issued pursuant to a trust indenture dated as of February 25, 2005, as amended and supplemented from time to time (the “Indenture”), between the Corporation and Deutsche Bank Trust Company Americas (the “Trustee”). Upon the occurrence of certain automatic conversion events, the Debt Securities may be automatically converted without the consent of the holders into shares of a newly-issued series of preferences shares, designated as Preference Shares, Series 2018-B (the “Conversion Preference Shares”).

We understand that the Corporation has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-223094) on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, and that the Registration Statement includes the United States Basic Prospectus (which document is referred to as the “U.S. Basic Prospectus”).  The U.S. Basic Prospectus as supplemented by a prospectus supplement thereto dated April 5, 2018, filed with the SEC is referred to as the “U.S. Final Prospectus”.  We understand that the Debt Securities will be distributed in the United States pursuant to the U.S. Final Prospectus.

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Corporation dated April 12, 2018.

The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      The Corporation is validly existing as a corporation under the Canada Business Corporations Act.

2.                                      The Indenture has been duly authorized and, to the extent execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, executed and delivered by the Corporation and forms a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

3.                                      The Debt Securities have been duly authorized and, assuming that the Debt Securities have been duly authenticated by the Trustee in the manner described in the Indenture and under New York law, to the extent issuance, execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, issued, executed and delivered by the Corporation, and the provisions of the Debt Securities expressly stated therein to be governed by the laws of the Province of Alberta form a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

4.                                      The Corporation is authorized to issue the Conversion Preference Shares, and the Conversion Preference Shares, upon issuance thereof as described in the U.S. Final Prospectus, will be validly issued and fully-paid and non-assessable Conversion Preference Shares of the Corporation.

With respect to the opinions expressed in sections 2 and 3, the enforceability of the Indenture and the Debt Securities may be limited by:

(a)                              any applicable bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights generally;

(b)                              the qualification that the granting of equitable remedies such as specific performance and injunction are in the discretion of the court having jurisdiction;

(c)                               the equitable or statutory power of the court having jurisdiction to stay proceedings before it and the execution of judgments;

(d)                              the qualification that legal or equitable claims may become barred under laws regarding limitation of actions;

(e)                               the qualification that the Currency Act (Canada) precludes a court in Canada from rendering a judgment in a currency other than Canadian dollars; and

(f)                                a court’s discretion in:

2

(i)                                  enforcing any provision of any agreement providing that modifications, amendments or waivers of or with respect to any such agreement that are not in writing will not be effective;

(ii)                               enforcing any section of the Indenture that purports to waive or limit rights or defences of a party;

(iii)                            enforcing any provision of the Indenture that purports to sever from such agreement any provision that is found to be void or unenforceable; and

(iv)                           treating as conclusive, final or binding those certificates and determinations of fact which the Indenture states are to be so treated.

We hereby consent to the filing of this opinion as an exhibit to the U.S. Final Prospectus and to the use of this firm’s name under the caption “Validity of Securities” in the U.S. Final Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ McCarthy Tétrault LLP